Exhibit 5.1

November 10, 2004

BlueLinx Holdings Inc.

4300 Wildwood Parkway

Atlanta, Georgia 30339

Dear Sirs:

We have acted as counsel to BlueLinx Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, Commission file number 333-118750 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 9,500,000 shares (or 10,925,000 shares to the extent that the underwriters exercise their over-allotment option) of the Company’s common stock, par value $.01 per share (the “Common Stock,” and the shares of Common Stock covered by the Registration Statement are referred to herein as the “Shares”).  The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), the form of which will be filed as an exhibit to the Registration Statement.

In our capacity as counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement and the offer and sale of Shares contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the Common Stock” in the prospectus which forms a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP
Schulte Roth & Zabel LLP